SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549

                            FORM 8-K

      CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
                 SECURITIES EXCHANGE ACT OF 1934

                DATE OF REPORT: November 8, 2000
       (Date of earliest event reported)  November 6, 2000


                DOBSON COMMUNICATIONS CORPORATION
     (Exact name of registrant as specified in its charter)


        OKLAHOMA                 333-23769             73-1110531
(State or other jurisdiction   (Commission            (IRS Employer
    of incorporation)          File Number)         Identification No.)


            13439 North Broadway Extension, Suite 200
                    Oklahoma City, Oklahoma              73114
            (Address of principal executive offices)   (Zip Code)


                         (405) 529-8500
      (Registrant's telephone number, including area code)
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            INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.  OTHER EVENTS

      On November 6, 2000, the Registrant entered into an agreement with AT&T Wireless Services, Inc. providing for the purchase by AT&T Wireless of $200.0 million liquidation preference amount of the Registrant's Class A Convertible Preferred Stock, a new series of preferred stock. The agreement is subject to approval by the boards of directors of the Registrant, AT&T Corp., the parent of AT&T Wireless, and to regulatory approvals, and to customary closing conditions.

       Each share of the Registrant's Series A Convertible Preferred Stock will have a liquidation preference of $1000 plus accrued and unpaid dividends, and will provide for cumulative annual dividends which will accrue for the first five years following issuance and, thereafter, at the Registrant's option, may be paid either in cash or in shares of the Registrant's Class A common stock. The Series A Convertible Preferred Stock will be convertible into a number of shares of the Registrant's Class A common stock within a conversion collar determined with reference to the market price of the Registrant's Class A common stock at a future date. Based on the conversion collar in the agreement, and on a fully diluted basis, upon full conversion AT&T Wireless would increase its ownership percentage of the Registrant from its current 4.6% to between approximately 11.5% and 14.0%.

      If all approvals are obtained, the agreement is expected to close in the first quarter of 2001.

                            SIGNATURE

          Pursuant to the requirements of the Securities Exchange
Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 8, 2000          Dobson Communications Corporation
                                     (Registrant)

                                By  RONALD L. RIPLEY
                                    Ronald L. Ripley, Vice President